Exhibit 99.1

January 9, 2008 6:30 AM ET

IR BioSciences Announces $3 Million Financing Agreement

IR BioSciences Holdings, Inc. IRBO, today announced that it has obtained capital of up to $3 million for the further development and testing of its drug candidate Homspera(R) with potential therapeutic applications against infectious disease and cancer, for stimulating stem cell activity, and promoting wound healing.

The company has entered into a definitive agreement for the private placement of up to $3 million of secured convertible debentures with Yorkville Advisors, LLC through its YA Global Investments LP fund (YA Global).

Dr. David Reese, Managing Director of Yorkville Advisors, said, "We believe IR Biosciences is one of the most exciting biotech companies to hit our radar in some time. The company's work in the fields of infectious disease, stem cell research, and wound healing are addressing some of the world's most pressing and prevalent healthcare needs. It is rare to find an opportunity where such a qualified management team is coupled with a groundbreaking technology so close to the clinic."

The debenture bears an interest rate of 8% and is convertible into common shares at $0.20 per share, as long as the company meets certain milestones. In commenting on the transaction, Michael Wilhelm, President and Chief Executive Officer of IR Biosciences, said "We feel extremely confident that this management team will execute on our business opportunity. This only bolsters our belief that we are doing the right things to move the company forward." YA cannot exercise the conversion below .20 for 24 months as long as IR Biosciences meets certain milestones as stipulated in the agreement. Further, YA Global is subject to limitations on its right to convert the Convertible Debentures, or receive shares of Common Stock as payment of interest, if after giving effect to such conversion or receipt of shares, they would be deemed to beneficially own more than 9.99% of the Company's then-outstanding Common Stock.

IR BioSciences will immediately draw down $2 million of the $3 million commitment. The balance of $1 million will be available for funding at IR BioSciences' discretion once certain milestones are met. The company is confident that the new funding will not impact its current cash burn rate.

"We are thrilled to continue our efforts in developing Homspera for a number of potential significant applications, and moving toward pivotal data acquisition as we advance toward human studies," says Hal Siegel, Ph.D., IR Biosciences' VP and Chief Scientific Officer. "We appreciate the opportunity to work with scientifically-savvy people such as Dr. David Reese."

Michael Wilhelm added, "The completion of this transaction with Yorkville Advisors provides further validation that IR Biosciences is on the right path. Yorkville has proven to be a savvy investor in early-stage biotech companies, and their confidence in our business model is demonstrated by this sizable commitment. We believe this is a good transaction for IR BioSciences and its shareholders and for the patient population we hope to reach. Additionally it positions the company to effectively negotiate future partnerships."

About IR BioSciences Holdings, Inc.
IR BioSciences Holdings, Inc., through its wholly owned subsidiary ImmuneRegen BioSciences, Inc., is a development stage biotechnology company focused on the research and development of Homspera(R) and its derivatives Radilex(R) and Viprovex(R), which are designed to be used as countermeasures for multiple homeland security bioterrorism threats. Homspera is derived from Substance P, a naturally occurring peptide immunomodulator and homeostatic compound with the dual effect of improving pulmonary function and the stimulation of the human immune system. For more information, please visit the company's website at www.immuneregen.com.

About Yorkville Advisors, LLC
Yorkville Advisors provides innovative financing solutions to growing companies in the small-cap sector, worldwide. We work closely with management to design custom-tailored, alternative financing structures that meet the companies' capital needs and corporate goals.

Statements about the Company's future expectations, including statements about the potential for the Company's drug candidates, science and technology, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. These future events may not occur as and when expected, if at all, and, together with the Company's business, are subject to various risks and uncertainties. The Company's actual results could differ materially from expected results as a result of a number of factors, including the fact that preliminary results involved only a small number of test mice, the subsequent investigations were limited in scope, the uncertainties inherent in research and development collaborations, pre-clinical and clinical trials and product development programs, (including, but not limited to the fact that future results or research and development efforts may prove less encouraging than current results or cause side effects not observed in current pre-clinical trials) the evaluation of potential opportunities, the level of corporate expenditures and monies available for further studies, capital market conditions, and others set forth in the Company's periodic report on Form 10-QSB for the three months ended September 30, 2007 and on Form 10-KSB for the twelve months ended December 31, 2006 as filed with the Securities and Exchange Commission. There are no guarantees that any of the Company's proposed products will prove to be commercially successful. The Company undertakes no duty to update forward-looking statements.

Contact Information:
Gregory FCA Communications
Joe Crivelli/ Paul Johnson/ Kristen Forbriger
610-642-8253